Exhibit 99.1

August 31, 2012

Limelight Comments on Court of Appeals Opinion

PHOENIX, Aug. 31, 2012 (GLOBE NEWSWIRE) — Limelight Networks, Inc. (Nasdaq:LLNW), a leader in Digital Presence Management, today released the following comment regarding today’s Court of Appeals for the Federal Circuit en banc opinion in the ongoing litigation with Akamai.

“Today’s Court of Appeals for the Federal Circuit en banc opinion in the ongoing litigation with Akamai does not substantiate Akamai’s claims that Limelight infringes Akamai’s patents, nor does it mean that Limelight owes any damages to Akamai. The Court’s decision effectively sets aside the jury’s original verdict. Under the new inducement theory articulated by the en banc Court, Limelight continues to believe it does not infringe and will pursue all procedural avenues to vindication.”

About Limelight Networks

Limelight Networks, Inc. (Nasdaq:LLNW) is a global leader in Digital Presence Management. Limelight’s Orchestrate Digital Presence Platform is an integrated suite of cloud-based Software as a Service (SaaS) applications, which allows organizations to optimize all aspects of their online digital presence across web, mobile, social, and large screen channels. Orchestrate leverages Limelight’s scalable, high-performance global network to offer advanced features for: web content management; website personalization; content targeting; online video publishing; mobile enablement and monetization; content delivery; transcoding; and cloud storage — combined with social media integration and powerful analytics. Limelight’s team of digital presence experts helps organizations streamline processes and optimize business results across all customer interaction channels to deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance their customer relationships — all while reducing costs. For more information, please visit www.limelight.com, and be sure to follow us on Twitter at www.twitter.com/llnw.

Copyright © 2012 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.

CONTACT:	Media Contact:

Heather Miller

215.867.8600 x239

media@llnw.com